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                                                                    EXHIBIT  5.1

direct dial: 248.723.0347 TIMOTHY E. KRAEPEL email: TKraepel@howardandhoward.com

                               September 30, 2004

UNIONBANCORP, INC.
321 W. Main Street
Ottawa, Illinois 61350

      RE:   UNIONBANCORP, INC. -- REGISTRATION OF 200,000
            SHARES OF COMMON STOCK ON FORM S-8

Ladies and Gentlemen:

      We have acted as counsel to UnionBancorp, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 200,000 shares of Common Stock (the "Common Stock"), to be issued pursuant to the UnionBancorp, Inc. 2003 Stock Option Plan (the "Plan"), which Plan was adopted by resolution of the Board of Directors of the Company on December 19, 2002 and approved by shareholders on April 22, 2003.

      In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

      Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 VERY TRULY YOURS,

                                                 HOWARD & HOWARD ATTORNEYS, P.C.

                                                 /s/ TIMOTHY E. KRAEPEL

                                                 TIMOTHY E. KRAEPEL